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                                                             Exhibit 99.1
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FOR IMMEDIATE RELEASE

Contact:         William J. McCarthy
                 President and Chief Executive Officer




                 Willoughby, Ohio, February 14, 1996 - ABS Industries, Inc. (NASDAQ: ABSI) announced today that it has been informed by the principal lenders to its operating subsidiaries, Colfor, Inc. and Colmach, Inc. that those lenders have filed an involuntary petition against Colfor and Colmach under chapter 11 of the Bankruptcy Code in Canton, Ohio. The lenders also indicated that the petition is accompanied by a petition for appointment of a trustee in bankruptcy for Colfor and Colmach, and a hearing has been scheduled for Thursday morning, February 15, 1996 at 9:00 a.m.

         ABS also announced that it still has been unable to complete the preparation of its financial statements for the year ended October 31, 1995 because of uncertainties in some of its accounting entries.

         William J. McCarthy, President and Chief Executive Officer stated, "It is with deep regret I announce that health concerns of Mr. Robert H. Craft caused him to resign as a Director and as Chairman of the Board of ABS last week. Mr. Craft is suffering from a medical condition that makes it impractical for him to devote the attention to Board activities necessary in the current circumstances of the Company. He will continue to advise the Board as a consultant to the extent that his health permits." The remaining three directors have elected Mr. McCarthy to the position of Chairman of the Board in addition to his position as President and Chief Executive Officer of ABS, effective February 9, 1996.

         ABS, through its wholly-owned subsidiaries, Colfor, Inc. and Colmach, Inc., operates exclusively in the cold and warm forging industry and the machining of forged components.